UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 18, 2007

ARTISTdirect, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-30063 (Commission File Number)	95-4760230 (I.R.S. Employer Identification Number)

1601 Cloverfield Boulevard, Suite 400 South
Santa Monica, California	90404-4082
(Address of Principal Executive Offices)	(Zip Code)

(310) 956-3300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

ARTISTdirect, Inc., a Delaware corporation (the “Registrant”), delivered notice to holders of its outstanding senior and subordinated indebtedness that, as of January 18, 2007, an event of default had been triggered under their respective senior and subordinated financing documents as described below.  On July 28, 2005, the Registrant issued $15,000,000 of 11.25% senior secured notes (the “Original Senior Amount”), of which approximately $13,307,000 is currently outstanding, and $31,460,500 of 4.00% convertible subordinated notes (the “Original Subordinated Amount”), of which approximately $27,658,000 is currently outstanding.  Upon the occurrence of an event of default, holders of at least 25% of the outstanding senior indebtedness may declare the outstanding principal and accrued interest on all senior notes immediately due and payable upon written notice to the Registrant, and each holder of outstanding subordinated indebtedness may demand redemption of all or any portion of their respective notes as described in the subordinated financing documents.  As of the date of this filing, the Registrant had not received a request to accelerate or redeem any portion of the outstanding indebtedness from any senior or subordinated holder.  The Registrant does not have the capital resources necessary to repay any accelerated indebtedness or redemption.  All quarterly interest payments due on the outstanding senior and subordinated indebtedness have been timely paid by the Registrant, including the payments due in December 2006.

The financing documents governing the terms and conditions of the senior and subordinated indebtedness require the Registrant to maintain an effective registration statement covering the resale of shares of common stock underlying the various securities issued by the Registrant to each holder.  A resale registration statement on Form SB-2, as amended (Reg. No. 333-129626), was declared effective by the staff of the Securities and Exchange Commission (the “SEC”) on December 9, 2005.  The Registrant subsequently filed Post-Effective Amendment No. 1 to the registration statement on Form SB-2 (Reg. No. 333-129626), which was declared effective by the staff of the SEC on May 1, 2006.  As previously reported in a Current Report on Form 8-K filed by the Registrant with the SEC on December 27, 2006, the Registrant’s Audit Committee determined that the Registrant will restate its previously issued financial statements for the annual period ended December 31, 2005 and the quarterly periods ended September 30, 2005, March 31, 2006, June 30, 2006 and September 30, 2006.  As a result of these pending restatements, the Form SB-2 has not been available for use by the holders since December 21, 2006.

The financing documents specify that an event of default of the senior and subordinated indebtedness is triggered if a resale registration statement is unavailable for use by the holders for a period of more than 10 consecutive trading days after the expiration of an allowable 10 day grace period.  The Registrant invoked its use of the 10 day allowable grace period on December 21, 2006, which expired on December 31, 2006.  As of January 18, 2007, the Form SB-2 remained unavailable for use by the holders, and it will continue to be unavailable for use until the Registrant prepares and files a post-effective amendment to the Form SB-2 with restated financial statements, as appropriate, which is then declared effective by the staff of the SEC.  Accordingly, an event of default of the senior and subordinated indebtedness has been triggered by the unavailability of the Form SB-2 to the holders.

In addition, the financing documents provide that while the Form SB-2 remains unavailable for use, holders of senior indebtedness are entitled to a cash penalty equal to 1.5% of the Original Senior Amount, on a pro-rata basis, and the holders of subordinated indebtedness are entitled to a cash penalty equal to 1.0% of the Original Subordinated Amount, on a pro-rata basis.  These cash penalties are due and payable by the Registrant at the end of each 30-day period while the Form SB-2 remains unavailable.  The first cash penalty payment is due on January 30, 2007.

The Registrant has initiated discussions with holders of the outstanding senior and subordinated indebtedness to request a waiver of and amendment to certain of the financing documents to address the event of default, the impact of the restatements, the payment of cash penalties, and various other related matters.  The Registrant is unable to predict the outcome of such discussions.

Complete copies of the senior and subordinated financing documents are included as exhibits to the Current Report on Form 8-K filed by the Registrant with the SEC on August 3, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTISTdirect, Inc.
(Registrant)

Date:	January 24, 2007	By:	/s/ ROBERT N. WEINGARTEN
		Name:	Robert N. Weingarten
		Title:	Chief Financial Officer